Exhibit 99.1

For Immediate ReleaseContact:

David Portnoy, Chairman and Co-CEO

Cryo-Cell International, Inc.

813-749-2100

CORD BLOOD BANKING LEADER CRYO-CELL REPORTS FISCAL THIRD Quarter 2020 FINANCIAL RESULTS

OLDSMAR, FL – October 15, 2020 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the fiscal third quarter ended August 31, 2020.

Financial Results

Revenue

Consolidated revenues for the third quarter of fiscal 2020 were $8.1 million compared to $8.2 million for the third quarter of fiscal 2019.  The revenues for the third quarter of fiscal 2020 consisted of $7.5 million in processing and storage fees, $427,874 in licensee income, $82,800 in product revenue and $116,826 in public banking revenue compared $7.6 million in processing and storage fees, $423,173 in licensee income, $33,035 in product revenue and $160,561 in public banking revenue for the third quarter of fiscal 2019.

Net Income

The Company reported net income for the three months ended August 31, 2020 of $784,000, or $0.10 per basic share and diluted share, compared to net income of $1,116,000, or $0.14 per basic and $0.13 per diluted share for the three months ended August 31, 2019.  Net income for the three months ended August 31, 2020 resulted from a 9% decrease in cost of sales and a 5% decrease in selling, general and administrative expenses offset by a 1% decrease in revenue and the recording of a loss of $1,070,900 pursuant to the cancellation of the Erie Group Revenue Sharing Agreement.

As previously disclosed, on August 31, 2020, the Company entered into a Termination Agreement with the Erie Group pursuant to which all such parties terminated all of their respective rights, duties, obligations, options, and liabilities to each other arising out of or related to the Cryo-Cell International, Inc. Space and Time Sharing (SATS) Lease Agreement, Addendum thereto, Addition to such Addendum, and Amendment to the Cryo-Cell International, Inc. Space and Time Sharing (SATS) Lease Agreement among the Company and the Erie Group (collectively, the “SATS Agreement”). Additionally, pursuant to the terms of the Termination Agreement, the Company made a payment of $1,939,748 on the Effective Date and the parties released each other from all claims related to the SATS Agreement and agreed to dismiss with prejudice the previously-disclosed complaint.  Pursuant to the terms of the Agreement, the Erie Group will no longer have the rights to share in a portion of the Company’s storage revenues derived from specimens which originated in the state of Illinois and its five contiguous states. The payment amount of $1,939,748 was offset by the carrying amount of the long-term liability related to the SATS in the amount of $550,000 and accrued expenses in the amount of $279,100, which resulted in the cancellation of the Erie Group revenue sharing agreements and a one-time expense in the amount of $1,070,900.

David Portnoy, Chairman of the Board and Co-CEO, commented, “We are excited about our previously announced option agreement with Duke University and look forward to consummating the full license agreement.”

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its family bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami.  Cryo-Cell’s mission is to provide clients with state-of-the-art cord blood and cord tissue cryopreservation services, raise awareness of the opportunity for expectant parents to bank or donate their baby’s cord blood and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements herein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the impact of the COVID-19 pandemic on our sales, operations and supply chain, the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.